United States
 Securities and Exchange Commission
 Washington, D.C. 20549
 _______________________________

FORM 8-K

 CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported):      September 13, 2010

 CytoGenix, Inc.
 (Exact name of registrant as specified in its charter)

 0-26807
(Commission File Number)

Nevada	76-0484097
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1570 Dustin Cade Drive, New Braunfels, Texas	78130
(Address of principal executive offices)	(Zip Code)

(830) 632-5944
Registrant’s telephone number, including area code

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a)	Departure of Directors or Certain Officers

On September 11, 2010, Mr. Randy Moseley resigned from his positions as a member of the Board of Directors, Chairman of the Board of Directors and Chief Financial Officer of CytoGenix, Inc. (the “Company”).

(b)	Election of Directors

On September 11, 2010, the Board of Directors of the Company, elected Dr. Cy Stein to serve as Chairman of the Board of Directors. Dr. Stein was previously a Director of the Company.  Dr. Stein is not receiving any additional compensation for his service as Chairman of the Board of Directors.

(c)	Appointment of Certain Officers

On September 11, 2010, the Board of Directors of the Company appointed Steven M. Plumb, CPA, to serve as the Chief Financial Officer of the Company.  The Company will pay Mr. Plumb $10,000 per month and issue to him, or his designee, 250,000 shares of the Company’s common stock immediately and an additional 250,000 shares of the Company’s common stock three, six and nine months from September 13, 2010.

Mr. Plumb has over 29 years of experience in accounting and consulting in the technology, health care, and biotech industries. From July 2001 to the present, Mr. Plumb has served as the president of Clear Financial Solutions, Inc. a business consulting firm, which he founded in 2001, that assists public and private companies with financing, operations improvement, SEC reporting, mergers and acquisitions, and financial analysis. From February 2009 through the present, Mr. Plumb has served as the Chief Financial Officer of 3A Pharma, LLC, of which he was a co-founder.  From October 2005 to July 2008, Mr. Plumb served as the Chief Financial Officer of HoustonPharma, Inc. of which he was a co-founder. From 2002 through 2004, Mr. Plumb served as Vice President and Chief Financial Officer of Adventrx Pharmaceuticals, Inc. During his tenure as CFO of Adventrx, the company raised in excess of twenty million dollars and progressed from the Over-the-Counter Bulletin Board to listing on the American Stock Exchange. Mr. Plumb is a former auditor and consultant with KPMG and is a Certified Public Account and a member of the American Institute of Certified Public Accounts. Mr. Plumb earned his BBA degree in accounting from the University of Texas at Austin. Mr. Plumb does not have an interest requiring disclosure under Item 404(a) of Regulation S-K.

 ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

none

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2010	CytoGenix, Inc.
By /s/ Lex M. Cowsert Lex M. Cowsert, Chief Executive Officer